UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                  Under the Securities Exchange Act of 1934 *

                                eDiets.com, Inc.
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                                (Name of Issuer)

                     Common Stock, $.001 par value per share
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                         (Title of Class of Securities)

                                    280597105
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                                 (CUSIP Number)

                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

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CUSIP No. 280597105
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1.       Names of Reporting Person: David R. Humble
         I.R.S. Identification Nos. of above persons (entities only).
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2.       Check the Appropriate Box if a Member of a Group (See Instructions):
         (a)
         (b)
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3.       SEC Use Only

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4.       Citizenship or Place of Organization: U.S.A.
         Number of Shares Beneficially Owned by Each Reporting Person With:
         -----------------------------------------------------------------------
         5. Sole Voting Power: 7,905,065 (includes 100,000 shares issuable upon exercise of vested stock options).
         -----------------------------------------------------------------------
         6.       Shared Voting Power: 0
         -----------------------------------------------------------------------
         7. Sole Disposition Power: 7,905,065 (includes 100,000 shares issuable upon exercise of vested stock options).
         -----------------------------------------------------------------------
         8.       Shared Disposition Power: 0

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9.       Aggregate Amount Beneficially Owned by Each Reporting Person: 7,905,065

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10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
         Instructions): Not applicable
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11.      Percent of Class Represented by Amount in Row: (9) 57.9%

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12.      Type of Reporting Person (See Instructions):
         IN
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

Item 1.

         (a)      Name of Issuer: eDiets.com, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                    3467 W. Hillsboro Boulevard
                    Deerfield Beach, Florida 33442
Item 2.

         (a)      Name of Person Filing: David R. Humble

         (b)      Address of Principal Business Office, or, if none, Residence:
                    3467 W. Hillsboro Boulevard
                    Deerfield Beach, Florida 33442

         (c)      Citizenship: U.S.A.

         (d) Title of Class of Securities: Common Stock, par value $0.001 per share

         (e)      CUSIP Number: 280597105

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not Applicable

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 7,905,065 (1)

         (b)      Percent of class: 57.9% (2)

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: 7,905,065

                  (ii)     Shared power to vote or to direct the vote: -0-

                  (iii) Sole power to dispose or to direct the disposition of: 7,905,065

                  (iv). Shared power to dispose or to direct the disposition of : -0-

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(1) Consists of 7,805,065 shares held directly and options to purchase 100,000 shares
(2) Based upon 13,553,104 shares of common stock outstanding as of December 31, 2000

                                  3 of 4 pages

Item 5.  Ownership of Five Percent or Less of a Class

Not applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable


Item 8.  Identification and Classification of Members of the Group

Not applicable


Item 9.  Notice of Dissolution of Group

Not applicable


Item 10. Certification

Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                            2/2/01
                                                  ---------------------------
                                                             Date

                                                  /s/ David R. Humble
                                                  ---------------------------
                                                  David R. Humble

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